Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2018

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 8, 2018

St. Petersburg, FL - May 8, 2018: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2018.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2018	2017	Change
Gross premiums written	$279,617	$168,842	65.6%
Gross premiums earned	$278,950	$182,065	53.2%
Net premiums earned	$162,675	$107,183	51.8%
Total revenues	$180,127	$122,633	46.9%
Earnings before income tax	$11,716	$5,938	97.3%
Net income	$8,369	$3,899	114.6%
Net income per diluted share	$0.20	$0.18	11.1%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets	$9,825	$1,354	625.6%
Less: Realized gains (losses) on investment portfolio	$211	$(351)	160.1%
Less: Unrealized losses on equity securities	$(2,444)	$—	100.0%
Less: Net tax impact(1)	$3,445	$585	488.4%
Core income(2)	$16,982	$5,019	238.4%
Core income per diluted share(2)	$0.40	$0.23	73.9%

Book value per share	$12.52	$11.37	10.1%
(1) In order to reconcile the net income to the core income measure, we included the tax impact of all adjustments using the effective rate at the end of each period.
(2) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"UPC is off to a strong start in 2018," said John Forney, President & CEO of UPC Insurance. "Despite a lot of catastrophe activity in our geographic footprint, we grew premium-in-force by 3% in the quarter to almost $1.1 billion and produced solid bottom line results. I'm proud of the work our team is doing to drive sustainable growth and profitability."

Return on Equity and Core Return on Equity

Return on equity is a ratio the Company calculates by dividing annualized net income for the trailing three months by the average stockholders' equity for the trailing twelve months. Core return on equity (see calculation below) is a ratio calculated using non-GAAP measures. It is calculated by dividing the annualized core income for the trailing three months by the average stockholders’ equity for the trailing twelve months. Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The table above reconciles core income to net income, the most directly comparable GAAP measure.

($ in thousands)
	March 31,
	2018	2017
Net income	$8,369	$3,899
Return on equity based on GAAP net income (loss) (1)	6.4%	6.2%

Core income	$16,982	$5,019
Core return on equity (1)	13.2%	8.2%
(1) Return on equity for the three months ended March 31, 2018 and 2017 is calculated on an annualized basis.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2018	2017	Change
Loss ratio, net(1)	47.5%	59.1%	(11.6	) pts
Expense ratio, net(2)	54.6%	49.1%	5.5	pts
Combined ratio (CR)(3)	102.1%	108.2%	(6.1	) pts
Effect of current year catastrophe losses on CR	3.8%	9.9%	(6.1	) pts
Effect of prior year unfavorable (favorable) development on CR	(0.4)%	(0.5)%	0.1	pts
Effect of ceding commission income on CR	6.3%	7.9%	(1.6	) pts
Underlying combined ratio(4)(5)	92.4%	90.9%	1.5	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.
(5) Included in both the expense ratio and the combined ratio are $9.8 million for the three months ended March 31, 2018 and $1.4 million for the three months ended March 31, 2017 of merger professional fees and amortization expense predominately associated with the AmCo Holding Company (AmCo) merger in the second quarter of 2017. Excluding these additional expenses, the Company would have reported underlying combined ratios of 86.3% for the three months ended March 31, 2018 and 89.7% for the three months ended March 31, 2017.

Quarterly Financial Results

Net income for the first quarter of 2018 was $8.4 million, or $0.20 per diluted share, compared to net income of $3.9 million, or $0.18 per diluted share, for the first quarter of 2017. The increase in net income was primarily due to the lower catastrophe and non-catastrophe loss ratios for the first quarter of 2018 compared to the first quarter of 2017.

The Company's total gross written premium increased by $110.8 million, or 65.6%, to $279.6 million for the first quarter of 2018 from $168.8 million for the first quarter of 2017, primarily reflecting the Company's merger with AmCo in the second quarter of 2017, as well as organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2018	2017	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$157,952	$75,364	$82,588	109.6%
Gulf	44,797	40,778	4,019	9.9
Northeast	34,892	31,137	3,755	12.1
Southeast	22,887	20,192	2,695	13.3
Total direct written premium by region	260,528	167,471	93,057	55.6%
Assumed premium (2)	19,089	1,371	17,718	1,292.3
Total gross written premium by region	$279,617	$168,842	$110,775	65.6%

Gross Written Premium by Line of Business
Personal property	$183,713	$164,873	$18,840	11.4%
Commercial property	95,904	3,969	91,935	2,316.3
Total gross written premium by line of business	$279,617	$168,842	$110,775	65.6%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2018 is primarily commercial property business assumed from unaffiliated insurers.

Loss and loss adjustment expense (LAE) increased by $13.9 million, or 22.0%, to $77.2 million for the first quarter of 2018 from $63.3 million for the first quarter of 2017. Loss and LAE expense as a percentage of net earned premiums decreased 11.6 points to 47.5% for the first quarter of 2018, compared to 59.1% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the first quarter of 2018 would have been 25.7%, a decrease of 3.5 points from 29.2% during the first quarter of 2017.

Policy acquisition costs increased by $21.7 million, or 61.2%, to $57.1 million for the first quarter of 2018 from $35.4 million for the first quarter of 2017. The primary driver of the increase in costs was the managing general agent fees related to AmCo commercial premiums. The remaining change was the result of policy acquisition costs varying directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating and underwriting expenses increased by $2.4 million, or 41.7%, to $8.3 million for the first quarter of 2018 from $5.9 million for the first quarter of 2017, primarily due to increased costs related to incurred expenses for software tools, agent incentive costs, underwriting services and assessments.

General and administrative expenses increased by $12.0 million, or 105.8%, to $23.3 million for the first quarter of 2018 from $11.3 million for the first quarter of 2017, primarily due to amortization costs related to the merger with AmCo during the second quarter of 2017 and salary expense related to increased claims personnel.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2018	2017	Change
Loss and LAE	$77,246	$63,333	$13,913
% of Gross earned premiums	27.7%	34.8%	(7.1	) pts
% of Net earned premiums	47.5%	59.1%	(11.6	) pts
Less:
Current year catastrophe losses	$6,317	$10,612	$(4,295)
Prior year reserve unfavorable (favorable) development	(681)	(526)	(155)
Underlying Loss and LAE (1)	$71,610	$53,247	$18,363
% of Gross earned premiums	25.7%	29.2%	(3.5	) pts
% of Net earned premiums	44.0%	49.7%	(5.7	) pts
(1) Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratio and underlying expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2018	2017	Change
Policy acquisition costs	$57,135	$35,436	$21,699
Operating and underwriting	8,318	5,872	2,446
General and administrative	23,325	11,333	11,992
Total Operating Expenses	$88,778	$52,641	$36,137
% of Gross earned premiums	31.8%	28.9%	2.9	pts
% of Net earned premiums	54.6%	49.1%	5.5	pts
Less:
Ceding commission income	$10,299	$8,428	$1,871
Non-cash amortization of intangibles	9,825	1,354	8,471
Underlying Expense (1)	$68,654	$42,859	$25,795
% of Gross earned premiums	24.6%	23.5%	1.1	pts
% of Net earned premiums	42.2%	40.0%	2.2	pts
(1) Underlying Expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the first quarter of 2018 were 39.9% of gross premiums earned, compared to 38.6% of gross premiums earned for the first quarter of 2017. The increase in this ratio was driven primarily by the costs related to the inclusion of AmCo's commercial property exposures in our 2017-18 combined catastrophe reinsurance program.

Investment Portfolio Highlights

The Company's cash and investment holdings remained consistent at $1.1 billion at March 31, 2018 compared to $1.1 billion at December 31, 2017. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 88.2% of total investments at March 31, 2018 compared to 89.3% at December 31, 2017. At both March 31, 2018 and December 31, 2017, the modified duration was 3.9 years.

Book Value Analysis

Book value per share decreased (0.4)% from $12.56 at December 31, 2017 to $12.52 at March 31, 2018, and underlying book value per share increased 3.0% from $12.35 at December 31, 2017 to $12.72 at March 31, 2018. A decrease in the Company's retained earnings drove the decrease in our book value per share. Removing the effect of the decrease in accumulated other comprehensive income, as shown in the table below, also impacted our underlying book value per share.

($ in thousands, except for per share data)	March 31,	December 31,
	2018	2017
Book Value per Share
Numerator:
Common stockholders' equity	$535,080	$537,125
Denominator:
Total Shares Outstanding	42,745,937	42,753,054
Book Value Per Common Share	$12.52	$12.56

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity	$535,080	$537,125
Accumulated other comprehensive income	(8,451)	9,221
Stockholders' Equity, excluding AOCI	$543,531	$527,904
Denominator:
Total Shares Outstanding	42,745,937	42,753,054
Underlying Book Value Per Common Share(1)	$12.72	$12.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Cash Dividend

The Company announced that its Board of Directors declared a $0.06 per share quarterly cash dividend payable on May 29, 2018, to stockholders of record on May 22, 2018.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed by subtracting the effect of current year catastrophe losses, prior year development, and ceding commission income earned related to the Company's quota share reinsurance agreement from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's business that may be obscured by current year catastrophe losses, losses from lines in run-off, prior year development, and ceding commission income earned. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net Loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Operating Expenses excluding the effects of ceding commission income earned, merger expenses, and amortization of intangible assets (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to the Company's quota share reinsurance agreement, merger expenses and amortization of intangibles. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is operating expenses. The underlying expense measure should not be considered a substitute for the expense ratio and does not reflect the overall profitability of the Company's business.

Net Income excluding the effects of non-cash amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio, net of tax, and unrealized gains (losses) on our equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of our operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of our business.

Conference Call Details

Date and Time:    May 8, 2018 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations - News & Market Data - Event Calendar) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q1-2018. An archive of the webcast will be available for a limited period of time thereafter.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
(unaudited)
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2018	2017
REVENUE:
Gross premiums written	$279,617	$168,842
Change in gross unearned premiums	(667)	13,223
Gross premiums earned	278,950	182,065
Ceded premiums earned	(116,275)	(74,882)
Net premiums earned	162,675	107,183
Investment income	5,686	2,951
Net realized investment gains (losses)	211	(351)
Net unrealized losses on equity securities	(2,444)	—
Other revenue	13,999	12,850
Total revenues	$180,127	$122,633
EXPENSES:
Losses and loss adjustment expenses	77,246	63,333
Policy acquisition costs	57,135	35,436
Operating expenses	8,318	5,872
General and administrative expenses	23,325	11,333
Interest expense	2,458	759
Total expenses	168,482	116,733
Income before other income	11,645	5,900
Other income	71	38
Income before income taxes	11,716	5,938
Provision for income taxes	3,347	2,039
Net income	$8,369	$3,899
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(23,384)	3,731
Reclassification adjustment for net realized investment losses (gains)	(211)	351
Income tax benefit (expense) related to items of other comprehensive income	5,923	(1,542)
Total comprehensive income (loss)	$(9,303)	$6,439

Weighted average shares outstanding
Basic	42,581,939	21,471,185
Diluted	42,748,627	21,688,733

Earnings per share
Basic	$0.20	$0.18
Diluted	$0.20	$0.18

Dividends declared per share	$0.06	$0.06

Consolidated Balance Sheets
(unaudited)
In thousands, except share amounts

	March 31, 2018	December 31, 2017
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$787,145	$762,855
Equity securities	77,155	63,295
Other investments	8,144	8,381
Portfolio loans	20,000	20,000
Total investments	$892,444	$854,531
Cash and cash equivalents	216,703	276,275
Accrued investment income	5,488	5,577
Property and equipment, net	17,557	17,291
Premiums receivable, net	79,296	75,275
Reinsurance recoverable on paid and unpaid losses	496,619	395,774
Prepaid reinsurance premiums	127,888	201,904
Goodwill	73,045	73,045
Deferred policy acquisition costs	108,093	103,882
Intangible assets	35,446	45,271
Other assets	13,814	11,096
Total Assets	$2,066,393	$2,059,921
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$544,249	$482,232
Unearned premiums	556,540	555,873
Reinsurance payable	86,079	149,117
Payments outstanding	55,119	41,786
Accounts payable and accrued expenses	51,404	46,594
Other liabilities	76,913	85,830
Notes payable	161,009	161,364
Total Liabilities	$1,531,313	$1,522,796
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 42,958,020 and 42,965,137 issued; 42,745,937 and 42,573,054 outstanding, respectively	4	4
Additional paid-in capital	387,631	387,145
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	(8,451)	9,221
Retained earnings	156,327	141,186
Total Stockholders' Equity	$535,080	$537,125
Total Liabilities and Stockholders' Equity	$2,066,393	$2,059,921